Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Update on Norio Exploration Well
December 14, 2005 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE:CNR, AMEX:CNR) today gave an update on the Norio MK72 exploration well in Georgia.
The well is currently at a depth of 4,900 metres (16,072 feet) having encountered what is believed to be the top of the Middle Eocene primary target zone at 4,812 metres (15,787 feet). During drilling of this reservoir interval with lower weight water-based mud, oil, gas and condensate shows have been encountered with hydrocarbons being observed at surface. Currently we are working to free the bottom-hole assembly prior to drilling ahead.
It must be stressed that the oil and gas indications being observed in this well do not necessarily mean that this reservoir will prove to have commercially produceable hydrocarbons. Further data will be required including wireline logs and flow test data prior to any firm conclusions being drawn. In addition there remain the usual technical risks in completing a deep well with a slim hole such as this.
CanArgo also announced that the Manavi M12 appraisal well has been spudded and is currently drilling ahead at a depth of 106 metres (348 feet).
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

A registration statement relating to a proposed secondary offering of shares of the Company’s common stock has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300